October 2022

Preliminary Terms No. 6,746

Registration Statement Nos. 333-250103; 333-250103-01

Dated October 19, 2022

Filed pursuant to Rule 433

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Fully and Unconditionally Guaranteed by Morgan Stanley

Principal at Risk Securities

The Dual Directional Trigger PLUS, or “Trigger PLUS,” are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. The Trigger PLUS will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying product supplement for PLUS, index supplement and prospectus, as supplemented or modified by this document. At maturity, if the S&P 500® Index, which we refer to as the underlying index, has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return. However, if the underlying index has depreciated in value by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. The Trigger PLUS are for investors who seek an equity index-based return and who are willing to risk their principal and forgo current income and upside above the maximum payment at maturity in exchange for the upside participation and absolute return features that in each case apply to a limited range of performance of the underlying index. Investors may lose their entire initial investment in the Trigger PLUS. These long-dated Trigger PLUS are notes issued as part of MSFL’s Series A Global Medium-Term Notes program. See “Additional Terms of the Trigger PLUS—Additional Terms—Certain defined terms” for additional information about certain defined terms that are used in this document and the accompanying product supplement.

The Trigger PLUS differ from the PLUS described in the accompanying product supplement for PLUS in that the Trigger PLUS offer the potential for a positive return at maturity if the underlying index depreciates by up to 20%. The Trigger PLUS are not the Buffered PLUS described in the accompanying product supplement for PLUS. Unlike the Buffered PLUS, the Trigger PLUS do not provide any protection if the underlying index depreciates by more than 20%.

All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment. These Trigger PLUS are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	October 29, 2027
Determination date:	October 26, 2027, subject to postponement for non-index business days and certain market disruption events
Underlying index:	S&P 500® Index
Aggregate principal amount:	$
Payment at maturity:

If the final level is greater than the initial level:

$1,000 + leveraged upside payment

In no event will the payment at maturity exceed the maximum payment at maturity.

If the final level is less than or equal to the initial level but is greater than or equal to the principal barrier:

$1,000 + ($1,000 x absolute return)

In this scenario, you will receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. In no event will this amount exceed the stated principal amount plus $200.

If the final level is less than the principal barrier:

$1,000 × index performance factor

Under these circumstances, the payment at maturity will be less than the stated principal amount of $1,000, and will represent a loss of more than 20%, and possibly all, of your investment.

Leveraged upside payment:	$1,000 x upside participation x index percent change
Upside participation:	200%
Maximum payment at maturity:	At least $1,870 per Trigger PLUS (187% of the stated principal amount). The actual maximum payment at maturity will be determined on the trade date.
Index percent change:	(final level – initial level) / initial level
Absolute return:	The absolute value of the index percent change. For example, a –5% index percent change will result in a +5% absolute return.
Index performance factor:	final level / initial level
Initial level:	, which is the index closing value on the trade date
Final level:	The index closing value on the determination date
Principal barrier:	, which is 80% of the initial level
Stated principal amount / Issue price:	$1,000 per Trigger PLUS (see “Commissions and issue price” below)
Trade date:	October 26, 2022
Settlement date:	October 31, 2022 (3 business days after the trade date)
CUSIP / ISIN:	61774HTA6 / US61774HTA67
Listing:	The Trigger PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly owned subsidiary of Morgan Stanley and an affiliate of MSFL. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the trade date:	Approximately $943.30 per Trigger PLUS, or within $40.00 of that estimate. See “Investment Summary” on page 2.
Commissions and issue price:	Price to public	Agent’s commissions (1)	Proceeds to us(2)
Per Trigger PLUS	$1,000	$30	$970
Total	$	$	$

(1)Selected dealers and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $30 for each Trigger PLUS they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of up to $7 for each Trigger PLUS. For additional information, see “Plan of Distribution (Conflicts of Interest)” in the accompanying product supplement for PLUS.

(2)See “Use of proceeds and hedging” on page 14.

The Trigger PLUS involve risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 6.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Trigger PLUS are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement, index supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Terms of the Trigger PLUS” and “Additional Information About the Trigger PLUS” at the end of this document.

References to “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Product Supplement for PLUS dated November 16, 2020  Index Supplement dated November 16, 2020

Prospectus dated November 16, 2020

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Investment Summary

Trigger Performance Leveraged Upside Securities

Principal at Risk Securities

The Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027 (the “Trigger PLUS”) can be used:

￭As an alternative to direct exposure to the underlying index that enhances returns for a certain range of positive performance of the underlying index, subject to the maximum payment at maturity.

￭To obtain an unleveraged positive return for a limited range of negative performance of the underlying index.

￭To enhance returns and potentially outperform the underlying index in a moderately bullish or moderately bearish scenario.

Maturity:	Approximately 5 years
Upside participation:	200% (applicable only if the final level is greater than the initial level)
Maximum payment at maturity:	At least $1,870 per Trigger PLUS (187% of the stated principal amount). The actual maximum payment at maturity will be determined on the trade date.
Maximum payment at maturity:	None. Investors may lose their entire initial investment in the Trigger PLUS.
Principal barrier:	80% of the initial level
Coupon:	None
Listing:	The Trigger PLUS will not be listed on any securities exchange

The original issue price of each Trigger PLUS is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the Trigger PLUS, which are borne by you, and, consequently, the estimated value of the Trigger PLUS on the trade date will be less than $1,000. We estimate that the value of each Trigger PLUS on the trade date will be approximately $943.30, or within $40.00 of that estimate. Our estimate of the value of the Trigger PLUS as determined on the trade date will be set forth in the final pricing supplement.

What goes into the estimated value on the trade date?

In valuing the Trigger PLUS on the trade date, we take into account that the Trigger PLUS comprise both a debt component and a performance-based component linked to the underlying index. The estimated value of the Trigger PLUS is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlying index, instruments based on the underlying index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the Trigger PLUS?

In determining the economic terms of the Trigger PLUS, including the upside participation, the principal barrier and the maximum payment at maturity, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the Trigger PLUS would be more favorable to you.

What is the relationship between the estimated value on the trade date and the secondary market price of the Trigger PLUS?

The price at which MS & Co. purchases the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, may vary from, and be lower than, the estimated value on the trade date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the settlement date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the Trigger PLUS, and, if it once chooses to make a market, may cease doing so at any time.

October 2022 Page 2

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Key Investment Rationale

The Trigger PLUS offer the potential for a positive return at maturity based on the absolute value of a limited range of percentage changes of the underlying index. At maturity, if the underlying index has appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying index, subject to the maximum payment at maturity. If the underlying index has depreciated in value but by no more than 20%, investors will receive the stated principal amount of their investment plus an unleveraged positive return equal to the absolute value of the percentage decline, which will effectively be limited to a positive 20% return. However, if the underlying index has depreciated in value by more than 20%, investors will be negatively exposed to the full amount of the percentage decline in the underlying index and will lose 1% of the stated principal amount for every 1% of decline, without any buffer. Investors may lose their entire initial investment in the Trigger PLUS. All payments on the Trigger PLUS are subject to our credit risk.

Leveraged Upside Performance Up to a Cap	The Trigger PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the underlying index, subject to the maximum payment at maturity.
Absolute Return Feature	The Trigger PLUS enable investors to obtain an unleveraged positive return if the final level is less than or equal to the initial level but is greater than or equal to the principal barrier.
Upside Scenario if the Underlying Index Appreciates

The final level is greater than the initial level, and, at maturity, you receive a full return of principal as well as 200% of the increase in the value of the underlying index, subject to the maximum payment at maturity. For example, if the final level is 10% greater than the initial level, the Trigger PLUS will provide a total return of 20.00% at maturity. The maximum payment at maturity is at least $1,870 per Trigger PLUS (187% of the stated principal amount). The actual maximum payment at maturity will be determined on the trade date.

Absolute Return Scenario

The final level is less than or equal to the initial level but is greater than or equal to the principal barrier, which is 80% of the initial level. In this case, you receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index. For example, if the final level is 10% less than the initial level, the Trigger PLUS will provide a total positive return of 10% at maturity. The maximum return you may receive in this scenario is a positive 20% return at maturity.

Downside Scenario

The final level is less than the principal barrier. In this case, the Trigger PLUS redeem for at least 20% less than the stated principal amount, and this decrease will be by an amount proportionate to the full decline in the value of the underlying index over the term of the Trigger PLUS. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount per Trigger PLUS. For example, if the final level is 75% less than the initial level, the Trigger PLUS will be redeemed at maturity for a loss of 75% of principal at $250, or 25% of the stated principal amount. There is no minimum payment at maturity on the Trigger PLUS, and you could lose your entire investment.

October 2022 Page 3

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How the Trigger PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Trigger PLUS based on the following terms:

Stated principal amount:	$1,000 per Trigger PLUS
Upside participation:	200%
Principal barrier:	80% of the initial level
Hypothetical maximum payment at maturity:	$1,870 per Trigger PLUS (187% of the stated principal amount). The actual maximum payment at maturity will be determined on the trade date.
Minimum payment at maturity:	None

Trigger PLUS Payoff Diagram

The Trigger PLUS
The Underlying Index
$1,870 Hypothetical Maximum Payment at Maturity
PLUS Zone
Unleveraged Trigger Zone
$1,000 Stated Principal Amount
Payment at Maturity on the Trigger PLUS
$2,000
$1,800
$1,600
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
43.50%
60%
80%
100%
Percentage Change in the Closing Value of the Underlying Index

See the next page for a description of how the Trigger PLUS work.

October 2022 Page 4

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

How it works

￭Upside Scenario if the Underlying Index Appreciates. If the final level is greater than the initial level, the investor would receive the $1,000 stated principal amount plus 200% of the appreciation of the underlying index over the term of the Trigger PLUS, subject to the maximum payment at maturity. Under the terms of the Trigger PLUS, an investor would realize the hypothetical maximum payment at maturity of $1,870 per Trigger PLUS (187% of the stated principal amount) at a final level of 143.50% of the initial level.

￭If the underlying index appreciates 10%, the investor would receive a 20.00% return, or $1,200 per Trigger PLUS.

￭If the underlying index appreciates 95%, the investor would receive only a 87% return or $1,870 per Trigger PLUS, due to the maximum payment at maturity.

￭Absolute Return Scenario. If the final level is less than or equal to the initial level and is greater than or equal to the principal barrier of 80% of the initial level, the investor would receive a 1% positive return on the Trigger PLUS for each 1% negative return on the underlying index.

￭If the underlying index depreciates 10%, the investor would receive a 10% return, or $1,100 per Trigger PLUS.

￭The maximum return you may receive in this scenario is a positive 20% return at maturity.

￭Downside Scenario. If the final level is less than the principal barrier of 80% of the initial level, the investor would receive an amount less than the $1,000 stated principal amount, based on a 1% loss of principal for each 1% decline in the underlying index. Under these circumstances, the payment at maturity will be less than 80% of the stated principal amount per Trigger PLUS. There is no minimum payment at maturity on the Trigger PLUS.

￭If the underlying index depreciates 75%, the investor would lose 75% of the investor’s principal and receive only $250 per Trigger PLUS at maturity, or 25% of the stated principal amount.

October 2022 Page 5

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Risk Factors

This section describes the material risks relating to the Trigger PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for PLUS, index supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the Trigger PLUS.

Risks Relating to an Investment in the Trigger PLUS

￭The Trigger PLUS do not pay interest or guarantee return of any principal. The terms of the Trigger PLUS differ from those of ordinary debt securities in that the Trigger PLUS do not pay interest or guarantee the payment of any principal amount at maturity. If the final level is less than the principal barrier (which is 80% of the initial level), the absolute return feature will no longer be available and the payout at maturity will be an amount in cash that is at least 20% less than the $1,000 stated principal amount of each Trigger PLUS, and this decrease will be by an amount proportionate to the full amount of the decline in the value of the underlying index over the term of the Trigger PLUS, without any buffer. There is no minimum payment at maturity on the Trigger PLUS, and, accordingly, you could lose your entire initial investment in the Trigger PLUS.

￭The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity. The appreciation potential of the Trigger PLUS is limited by the maximum payment at maturity of at least $1,870 per Trigger PLUS, or 187% of the stated principal amount. Although the upside participation provides 200% exposure to any increase in the final level over the initial level, because the payment at maturity will be limited to 187% of the stated principal amount for the Trigger PLUS (assuming a maximum payment at maturity of $1,870 per Trigger PLUS), any increase in the final level over the initial level by more than 43.50% of the initial level will not further increase the return on the Trigger PLUS.

￭The market price of the Trigger PLUS will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the Trigger PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Trigger PLUS in the secondary market, including the value (including whether the value is below the principal barrier), volatility (frequency and magnitude of changes in value) and dividend yield of the underlying index, interest and yield rates in the market, time remaining until the Trigger PLUS mature, geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the underlying index or equities markets generally and which may affect the final level of the underlying index, and any actual or anticipated changes in our credit ratings or credit spreads. Generally, the longer the time remaining to maturity, the more the market price of the Trigger PLUS will be affected by the other factors described above. The level of the underlying index may be, and has recently been, volatile, and we can give you no assurance that the volatility will lessen. See “S&P 500® Index Overview” below. You may receive less, and possibly significantly less, than the stated principal amount per Trigger PLUS if you try to sell your Trigger PLUS prior to maturity.

￭The Trigger PLUS are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Trigger PLUS. You are dependent on our ability to pay all amounts due on the Trigger PLUS at maturity and therefore you are subject to our credit risk. If we default on our obligations under the Trigger PLUS, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the Trigger PLUS prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the Trigger PLUS.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be

October 2022 Page 6

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭The amount payable on the Trigger PLUS is not linked to the value of the underlying index at any time other than the determination date. The final level will be based on the index closing value on the determination date, subject to postponement for non-index business days and certain market disruption events. Even if the value of the underlying index appreciates prior to the determination date but then drops by the determination date, the payment at maturity may be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the underlying index prior to such drop. Although the actual value of the underlying index on the stated maturity date or at other times during the term of the Trigger PLUS may be higher than the final level, the payment at maturity will be based solely on the index closing value on the determination date.

￭Investing in the Trigger PLUS is not equivalent to investing in the underlying index. Investing in the Trigger PLUS is not equivalent to investing in the underlying index or its component stocks. Investors in the Trigger PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute the underlying index.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Trigger PLUS in the original issue price reduce the economic terms of the Trigger PLUS, cause the estimated value of the Trigger PLUS to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the Trigger PLUS in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the Trigger PLUS in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the Trigger PLUS less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the Trigger PLUS are not fully deducted upon issuance, for a period of up to 6 months following the settlement date, to the extent that MS & Co. may buy or sell the Trigger PLUS in the secondary market, absent changes in market conditions, including those related to the underlying index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the Trigger PLUS is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the Trigger PLUS than those generated by others, including other dealers in the market, if they attempted to value the Trigger PLUS. In addition, the estimated value on the trade date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your Trigger PLUS in the secondary market (if any exists) at any time. The value of your Trigger PLUS at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the Trigger PLUS will be influenced by many unpredictable factors” above.

￭The Trigger PLUS will not be listed on any securities exchange and secondary trading may be limited. The Trigger PLUS will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Trigger PLUS. MS & Co. may, but is not obligated to, make a market in the Trigger PLUS and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the Trigger PLUS, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the Trigger PLUS. Even if there is a secondary market, it may not provide enough liquidity to

October 2022 Page 7

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

allow you to trade or sell the Trigger PLUS easily. Since other broker-dealers may not participate significantly in the secondary market for the Trigger PLUS, the price at which you may be able to trade your Trigger PLUS is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the Trigger PLUS, it is likely that there would be no secondary market for the Trigger PLUS. Accordingly, you should be willing to hold your Trigger PLUS to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Trigger PLUS. As calculation agent, MS & Co. will determine the initial level, the principal barrier and the final level, including whether the value of the underlying index has decreased to below the principal barrier, and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the final level in the event of a market disruption event or discontinuance of the underlying index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of PLUS—Postponement of Valuation Date(s),” “—Alternate Exchange Calculation in case of an Event of Default” and “—Calculation Agent and Calculations” in the accompanying product supplement. In addition, MS & Co. has determined the estimated value of the Trigger PLUS on the trade date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the Trigger PLUS. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the Trigger PLUS (and to other instruments linked to the underlying index or its component stocks), including trading in the stocks that constitute the underlying index as well as in other instruments related to the underlying index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. Some of our affiliates also trade the stocks that constitute the underlying index and other financial instruments related to the underlying index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the trade date could potentially increase the initial level, and, therefore, could increase the principal barrier, which is the value at or above which the underlying index must close on the determination date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. Additionally, such hedging or trading activities during the term of the Trigger PLUS, including on the determination date, could adversely affect the value of the underlying index on the determination date, and, accordingly, the amount of cash an investor will receive at maturity, if any.

￭The U.S. federal income tax consequences of an investment in the Trigger PLUS are uncertain. Please read the discussion under “Additional Information—Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS (together, the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the Trigger PLUS. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment, the timing and character of income on the Trigger PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the Trigger PLUS as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the Trigger PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Trigger PLUS as ordinary income. The risk that financial instruments providing for buffers, triggers or similar downside protection features, such as the Trigger PLUS, would be recharacterized as debt is greater than the risk of recharacterization for comparable financial instruments that do not have such features. We do not plan to request a ruling from the IRS regarding the tax treatment of the Trigger PLUS, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the

October 2022 Page 8

Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Underlying Index

￭Adjustments to the underlying index could adversely affect the value of the Trigger PLUS. The underlying index publisher may add, delete or substitute the stocks constituting the underlying index or make other methodological changes that could change the value of the underlying index. The underlying index publisher may discontinue or suspend calculation or publication of the underlying index at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the discontinued underlying index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

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Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P Dow Jones Indices LLC (“S&P”), consists of stocks of 500 component companies selected to provide a performance benchmark for the U.S. equity markets. The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P 500® Index” in the accompanying index supplement.

Information as of market close on October 17, 2022:

Bloomberg Ticker Symbol:	SPX
Current Index Value:	3,677.95
52 Weeks Ago:	4,486.46
52 Week High (on 1/3/2022):	4,796.56
52 Week Low (on 10/12/2022):	3,577.03

The following graph sets forth the daily index closing values of the underlying index for each quarter in the period from January 1, 2017 through October 17, 2022. The related table sets forth the published high and low closing values, as well as end-of-quarter closing values, of the underlying index for each quarter in the same period. The index closing value of the underlying index on October 17, 2022 was 3,677.95. We obtained the information in the table and graph below from Bloomberg Financial Markets, without independent verification. The underlying index has at times experienced periods of high volatility. You should not take the historical values of the underlying index as an indication of its future performance, and no assurance can be given as to the index closing value of the underlying index on the determination date.

S&P 500® Index Daily Index Closing Values January 1, 2017 to October 17, 2022

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Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

S&P 500® Index	High	Low	Period End
2017
First Quarter	2,395.96	2,257.83	2,362.72
Second Quarter	2,453.46	2,328.95	2,423.41
Third Quarter	2,519.36	2,409.75	2,519.36
Fourth Quarter	2,690.16	2,529.12	2,673.61
2018
First Quarter	2,872.87	2,581.00	2,640.87
Second Quarter	2,786.85	2,581.88	2,718.37
Third Quarter	2,930.75	2,713.22	2,913.98
Fourth Quarter	2,925.51	2,351.10	2,506.85
2019
First Quarter	2,854.88	2,447.89	2,834.40
Second Quarter	2,954.18	2,744.45	2,941.76
Third Quarter	3,025.86	2,840.60	2,976.74
Fourth Quarter	3,240.02	2,887.61	3,230.78
2020
First Quarter	3,386.15	2,237.40	2,584.59
Second Quarter	3,232.39	2,470.50	3,100.29
Third Quarter	3,580.84	3,115.86	3,363.00
Fourth Quarter	3,756.07	3,269.96	3,756.07
2021
First Quarter	3,974.54	3,700.65	3,972.89
Second Quarter	4,297.50	4,019.87	4,297.50
Third Quarter	4,536.95	4,258.49	4,307.54
Fourth Quarter	4,793.06	4,300.46	4,766.18
2022
First Quarter	4,796.56	4,170.70	4,530.41
Second Quarter	4,582.64	3,666.77	3,785.38
Third Quarter	4,305.20	3,585.62	3,585.62
Fourth Quarter (through October 17, 2022)	3,790.93	3,577.03	3,677.95

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P 500® Index” in the accompanying index supplement.

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Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Terms of the Trigger PLUS

Please read this information in conjunction with the summary terms on the front cover of this document.

Additional Terms:
If the terms described herein are inconsistent with those described in the accompanying product supplement, index supplement or prospectus, the terms described herein shall control.
Underlying index publisher:	S&P Dow Jones Indices LLC, or any successor thereof
Postponement of maturity date:

If, due to a market disruption event or otherwise, the determination date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the determination date as postponed.

Denominations:	$1,000 per Trigger PLUS and integral multiples thereof
Trustee:	The Bank of New York Mellon
Calculation agent:	MS & Co.
Certain defined terms:

The accompanying product supplement refers to:

●The trade date as the “pricing date.”

●The settlement date as the “original issue date.”

●The determination date as the “valuation date.”

●The initial level as the “initial index value.”

●The final level as the “final index value.”

●The upside participation as the “upside leverage factor.”

●The principal barrier as the “trigger level.”

Issuer notice to registered security holders, the trustee and the depositary:

In the event that the maturity date is postponed due to postponement of the determination date, the issuer shall give notice of such postponement and, once it has been determined, of the date to which the maturity date has been rescheduled (i) to each registered holder of the Trigger PLUS by mailing notice of such postponement by first class mail, postage prepaid, to such registered holder’s last address as it shall appear upon the registry books, (ii) to the trustee by facsimile confirmed by mailing such notice to the trustee by first class mail, postage prepaid, at its New York office and (iii) to The Depository Trust Company (the “depositary”) by telephone or facsimile, confirmed by mailing such notice to the depositary by first class mail, postage prepaid. Any notice that is mailed to a registered holder of the Trigger PLUS in the manner herein provided shall be conclusively presumed to have been duly given to such registered holder, whether or not such registered holder receives the notice. The issuer shall give such notice as promptly as possible, and in no case later than (i) with respect to notice of postponement of the maturity date, the business day immediately preceding the scheduled maturity date and (ii) with respect to notice of the date to which the maturity date has been rescheduled, the business day immediately following the actual determination date for determining the final level.

The issuer shall, or shall cause the calculation agent to, (i) provide written notice to the trustee, on which notice the trustee may conclusively rely, and to the depositary of the amount of cash to be delivered, if any, with respect to the Trigger PLUS, on or prior to 10:30 a.m. (New York City time) on the business day preceding the maturity date, and (ii) deliver the aggregate cash amount due, if any, to the trustee for delivery to the depositary, as holder of the Trigger PLUS, on the maturity date.

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Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Additional Information About the Trigger PLUS

Additional Information:
Minimum ticketing size:	$1,000 / 1 Trigger PLUS
Tax considerations:

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Trigger PLUS due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a Trigger PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. However, because our counsel’s opinion is based in part on market conditions as of the date of this document, it is subject to confirmation on the trade date.

Assuming this treatment of the Trigger PLUS is respected and subject to the discussion in “United States Federal Taxation” in the accompanying product supplement for PLUS, the following U.S. federal income tax consequences should result based on current law:

￭A U.S. Holder should not be required to recognize taxable income over the term of the Trigger PLUS prior to settlement, other than pursuant to a sale or exchange.

￭Upon sale, exchange or settlement of the Trigger PLUS, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Trigger PLUS. Such gain or loss should be long-term capital gain or loss if the investor has held the Trigger PLUS for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Trigger PLUS, possibly with retroactive effect.

As discussed in the accompanying product supplement for PLUS, Section 871(m) of the Internal Revenue Code of 1986, as amended, and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% (or a lower applicable treaty rate) withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities (each, an “Underlying Security”). Subject to certain exceptions, Section 871(m) generally applies to securities that substantially replicate the economic performance of one or more Underlying Securities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, pursuant to an IRS notice, Section 871(m) will not apply to securities issued before January 1, 2025 that do not have a delta of one with respect to any Underlying Security. Based on the terms of the Trigger PLUS and current market conditions, we expect that the Trigger PLUS will not have a delta of one with respect to any Underlying Security on the trade date. However, we will provide an updated determination in the final pricing supplement. Assuming that the Trigger PLUS do not have a delta of one with respect to any Underlying Security, our counsel is of the opinion that the Trigger PLUS should not be Specified Securities and, therefore, should not be subject to Section 871(m).

Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. You should consult your tax adviser regarding the potential application of Section 871(m) to the Trigger PLUS.

Both U.S. and non-U.S. investors considering an investment in the Trigger PLUS should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying product supplement for PLUS and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the Trigger PLUS, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion

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Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

contained in the section entitled “United States Federal Taxation” in the accompanying product supplement for PLUS, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the Trigger PLUS.

Use of proceeds and hedging:

The proceeds from the sale of the Trigger PLUS will be used by us for general corporate purposes. We will receive, in aggregate, $1,000 per Trigger PLUS issued, because, when we enter into hedging transactions in order to meet our obligations under the Trigger PLUS, our hedging counterparty will reimburse the cost of the agent’s commissions. The costs of the Trigger PLUS borne by you and described on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the Trigger PLUS.

On or prior to the trade date, we will hedge our anticipated exposure in connection with the Trigger PLUS by entering into hedging transactions with our affiliates and/or third party dealers. We expect our hedging counterparties to take positions in stocks of the underlying index, in futures and/or options contracts on the underlying index or any component stocks of the underlying index listed on major securities markets, or in any other securities or instruments that they may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the underlying index on the trade date, and, therefore, could increase the principal barrier, which is the value at or above which the underlying index must close on the determination date so that investors do not suffer a significant loss on their initial investment in the Trigger PLUS. In addition, through our affiliates, we are likely to modify our hedge position throughout the term of the Trigger PLUS, including on the determination date, by purchasing and selling the stocks constituting the underlying index, futures or options contracts on the underlying index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the Trigger PLUS, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the determination date approaches. We cannot give any assurance that our hedging activities will not affect the value of the underlying index, and, therefore, adversely affect the value of the Trigger PLUS or the payment you will receive at maturity, if any. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Additional considerations:

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the Trigger PLUS, either directly or indirectly.

Supplemental information regarding plan of distribution; conflicts of interest:

Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent a fixed sales commission of $30 for each Trigger PLUS they sell. In addition, selected dealers and their financial advisors will receive a structuring fee of up to $7 for each Trigger PLUS from the agent or its affiliates.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the Trigger PLUS. When MS & Co. prices this offering of Trigger PLUS, it will determine the economic terms of the Trigger PLUS, including the maximum payment at maturity, such that for each Trigger PLUS the estimated value on the trade date will be no lower than the minimum level described in “Investment Summary” on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement for PLUS.

Where you can find more information:

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for PLUS and the index supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for PLUS, the index supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley or MSFL will arrange to send you the product supplement for PLUS, index supplement and prospectus if you so request by calling toll-free 800-584-6837.

You may access these documents on the SEC web site at.www.sec.gov.as follows:

Product Supplement for PLUS dated November 16, 2020

Index Supplement dated November 16, 2020

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Morgan Stanley Finance LLC

Dual Directional Trigger PLUS Based on the Performance of the S&P 500® Index due October 29, 2027

Trigger Performance Leveraged Upside SecuritiesSM

Principal at Risk Securities

Prospectus dated November 16, 2020

Terms used but not defined in this document are defined in the product supplement for PLUS, in the index supplement or in the prospectus.

“Performance Leveraged Upside SecuritiesSM” and “PLUSSM” are our service marks.

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